Filed pursuant to Rule 424(b)(3)
Registration No. 333-239858

PROSPECTUS SUPPLEMENT NO. 5
TO THE PROSPECTUS DATED JULY 31, 2020

GT BIOPHARMA, INC.

This prospectus supplement no. 5 (the “Prospectus Supplement”) supplements information contained in the 4rospectus, dated July 28, 2020 (the “Prospectus”), relating to the resale by selling stockholders of up to 31,924,929 shares of common stock, par value $0.001 per share of GT Biopharma, Inc., a Delaware corporation (the “Company”).

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 4, 2020, which is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 4, 2020

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020

GT Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08092	94-1620407
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9350 Wilshire Blvd. Suite 203
Beverly Hills, CA 90212
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchangeon which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.
Entry into a Material Definitive Agreement.

Forbearance Extension Agreements

On October 31, 2020, GT Biopharma, Inc. (the “Company”) entered into a First Amendment and Extension of Standstill and Forbearance Agreement (collectively, the “Forbearance Extension Agreements”) with the holders of $13.2 million aggregate principal amount of the Company’s outstanding convertible notes and debentures (collectively, the “Default Notes”), which are currently in default. The Forbearance Extension Agreements amend the previously disclosed Standstill and Forbearance Agreements (collectively, the “Forbearance Agreements”) that the Company entered into, effective as of June 23, 2020. The Forbearance Extension Agreements extend the term of the Forbearance Agreements to January 31, 2020. All other terms and conditions of the Forbearance Agreements remain unchanged and in full force and effect.

The foregoing description of the Forbearance Extension Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Forbearance Extension Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 1.01. The Company has entered into a Forbearance Extension Agreement in the form attached hereto as Exhibit 10.1 with 24 holders of the Default Notes.

Item 9.01.
Financial Statements and Exhibits.

(d)           Exhibits

10.1
Form of First Amendment and Extension of Standstill and Forbearance Agreement

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: November 4, 2020	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer

FIRST AMENDMENT AND EXTENSION OF STANDSTILL AND FORBEARANCE AGREEMENT

This First Amendment and Extension of Standstill and Forbearance Agreement (this “Agreement”) is entered into as of October 31, 2020, by and between GT Biopharma, Inc., a Delaware corporation (the “Company”), and [●], a [●] (the “Lender”), with respect to that certain Standstill and Forbearance Agreement, dated as of June 23, 2020, between the Company and the Lender (the “Forbearance Agreement”). Any capitalized term used in this Agreement and not otherwise defined shall have the meaning ascribed to it in the Forbearance Agreement.

RECITALS

A.           The Company and the Lender are parties to the Forbearance Agreement pursuant to which the Lender agreed to refrain and forbear from exercising certain rights and remedies with respect to the Notes and Default Indebtedness, as further described and set forth in such Forbearance Agreement.

B.           The Fixed Termination Date as set forth in the Forbearance Agreement was set at the earlier of (i) the date that the Company obtains and closes on the New Financing (as defined in Section 5 of the Forbearance Agreement), and (ii) October 1, 2020.

C.           The Company has requested that the Fixed Termination Date be extended to January 31, 2021, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements therein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.   Extension of Fixed Termination Date. The parties hereto acknowledge and agree that Section 4 of the Forbearance Agreement shall be deleted in its entirety and replaced with the following:

“In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to Section 5 and provided that the Company does not take any action that is inconsistent with Sections 2 and 3 of this Agreement, the Lender agrees that, from the date of this Agreement until the earlier of (i) the date that the Company obtains and closes on the New Financing (as defined in Section 5 of this Agreement), and (ii) January 31, 2021, (such earlier date being the “Fixed Termination Date” and the period commencing on the date of this Agreement and ending on the Fixed Termination Date being the “Standstill Period”), the Lender will forbear from exercising its rights and remedies based on any Existing Default.”

Section 2.   No Other Modification. The amendments set forth in Section 1 are effective only for the express purposes set forth herein, are limited precisely as written and shall not constitute or be deemed to constitute an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Forbearance Agreement, except as expressly set forth herein, and shall not prejudice any right or remedy which the Lender may now have or may have in the future under or in connection with the Forbearance Agreement or the Notes. Except as expressly set forth herein, the Forbearance Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects.

Section 3.   Incorporation by Reference. The terms and provisions of Section 7 (Other SFA and Other Holders), Section 11 (Waiver of Jury Trial; Governing Law and Consent to Jurisdiction) and Section 13 (Miscellaneous) are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis as if fully set forth herein.

Section 4.   Public Disclosure. The Company shall, as soon as practical, taking into account legal requirements, file a Form 8-K with the Commission, reasonably acceptable to the Lender, disclosing the material terms of the transactions contemplated hereby. The Company shall consult with the Lender in issuing any other press releases with respect to the transactions contemplated hereby.

Section 5.   Effectiveness. The Company has entered into Standstill and Forbearance Agreements (the “Other SFAs”) substantially the same in all material respects, except for the name of the lender and the securities owned by such lender to the Forbearance Agreement, with the holders (the “Other Holders”) of securities issued by the Company convertible, exercisable, or exchangeable for shares of the Company’s common stock covering all securities convertible, exercisable, or exchangeable for shares of the Company’s common stock. This Amendment shall be effective upon the execution of amendments identical, except for the name of the lender, to this Amendment, by all the Other Holders that hold notes that have passed their maturity date or the expiration of the standstill period in their Other SFAs, , and provided the Company shall obtain all such signatures no later than October 31, 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties have caused this Agreement to be signed by their respective duly authorized officers, effective as of the date first above written.

GT BIOPHARMA, INC. By: ____________________________ Name: Title: [NAME OF LENDER]: By: ____________________________ Name: Title: